EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in the Registration Statements of Versar, Inc. on Forms S-8 (File No. 333-106111, effective March 22, 2013, File No. 333-172297, effective February 15, 2011, File No. 333-129893, effective November 22, 2005 and File No. 333-129489, effective November 4, 2005) of our report dated March 17, 2014 with respect to the consolidated financial statements of J. M. Waller Associates, Inc. as of December 31, 2013 and 2012, which report appears in the Form 8-K/A of Versar, Inc. filed on September 17, 2014.

/s/ Hendershot, Burkhardt, & Associates Certified Public Accountants

Manassas, Virginia
October 30, 2014